UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(c)-5(d)(2))
☐	Definitive Information Statement

TELANETIX, INC.
(Name of the Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
☒	No Fee Required
☐	Fee Computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box is any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, schedule, or registration statement number:

3.	Filing party:

4.	Date filed:

TELANETIX, INC.
11201 SE 8th Street, Suite 200
Bellevue, Washington 98004

NOTICE OF ACTION BY
WRITTEN CONSENT OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE NOT REQUIRED TO SEND US A PROXY

Dear Stockholder:

This Information Statement is being furnished by the Board of Directors of Telanetix, Inc., a Delaware corporation, to holders of record of the company’s common stock, $0.0001 per share, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended.  The purpose of this Information Statement is to inform the company’s stockholders of actions taken by written consent of the holders of a majority of the company’s voting stock dated January 10, 2011.  This Information Statement shall be considered the notice required under Section 228 of the Delaware General Corporation Law.

The actions taken by written consent of the holders of a majority of the company’s voting stock will not become effective until at least 20 days after the mailing of this Information Statement.

THIS IS NOT A NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH IS DESCRIBED HEREIN.

Date: January [•], 2011

By order of the Board of Directors:

Douglas N. Johnson
Chief Executive Officer and Director

TELANETIX, INC.
11201 SE 8th Street, Suite 200
Bellevue, Washington 98004
_______________________________

INFORMATION STATEMENT
________________________________

Introduction

Telanetix, Inc., a Delaware corporation, with its principal executive offices located at 11201 SE 8th Street, Suite 200, Bellevue, Washington 98004, is sending you this Information Statement to notify you of actions that the holders of a majority of the company’s outstanding voting capital stock have taken by written consent, in lieu of a special meeting of stockholders. References in this Information Statement to the “Company,” “our company,” “us,” “we,” or “our” are to Telanetix, Inc., a Delaware corporation.  Copies of this Information Statement are being mailed to the holders of record on January 10, 2011 (the “Record Date”) of the outstanding shares of our common stock.  This information statement is being mailed on or before January [•], 2011.

General Information

The following actions were authorized by the written consent of the holders of a majority of the Company’s outstanding voting capital stock, in lieu of a special meeting on January 10, 2011:

1.
An amendment to our certificate of incorporation to: (i) effect a reverse stock split at a ratio of one (1) share for each seventy-five (75) shares currently outstanding (the “Reverse Stock Split”) and (ii) effect a reduction in our authorized capital to 8,000,000 shares of common stock and 133,333 shares of preferred stock (the Authorized Share Decrease").

On January 10, 2011, the board of directors of the Company unanimously adopted resolutions approving an amendment and restatement of our certificate of incorporation (the “Charter Amendment”) to effect the Reverse Stock Split and the Authorized Share Decrease.

Each share of the Company’s common stock entitles its holder to one vote on each matter submitted to stockholders of the Company.   However, because the stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of the Record Date have voted in favor of the foregoing actions by written consent, no other consents are solicited in connection with this Information Statement.  The Reverse Stock Split will become effective on the date that we file the Charter Amendment with the Delaware Secretary of State.  Pursuant to Rule 14c-2 of the Exchange Act of 1934, as amended (the "Exchange Act") the filing can occur no earlier than 20 calendar days after the mailing of this Information Statement.  We currently expect the effective date of the Reverse Split and Authorized Share Decrease will be approximately February [•], 2011.

We recommend that you read this Information Statement in its entirety for a full description of the Charter Amendment.

We will pay all expenses incurred in connection with the distribution of this Information Statement.  We will request brokerage houses, nominees, custodian, fiduciaries and other similar persons or entities to forward this Information Statement to beneficial owners of its voting securities held of record by them, and we will reimburse those persons or entities for out-of-pocket expenses incurred in forwarding the Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND A PROXY.

VOTES REQUIRED; MANNER OF APPROVAL

Actions By Written Consent

Under Section 228 of the Delaware General Corporation Law (the “DGCL”) and our bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon consented to such action in writing.  Prompt notice of any action so taken by written consent must be provided to all stockholders.

As of the Record Date, 344,569,652 shares of our common stock were issued and outstanding with the holders thereof being entitled to cast one vote per share. On January 10, 2011 and as of the Record Date, EREF-TELA, LLC, HCP-TELA, LLC and CBG-TELA, LLC, all of whom are affiliates of Hale Capital Partners, LP (collectively, the “Majority Holders”), collectively held 287,501,703 shares of our common stock, which represented approximately 83% of the shares outstanding.

Certificate of Amendment to Certificate of Incorporation

Under Section 242 of the DGCL and our bylaws, approval of an amendment to our certificate of incorporation requires the affirmative vote of the holders of a majority of the voting power of our common stock.  In accordance with the DGCL and our bylaws, acting by written consent, the Majority Holders approved the Charter Amendment on January 10, 2011.  As a result, no additional vote or consent is required by our other stockholders to approve the adoption of the Charter Amendment.

Dissenters’ Rights

Stockholders do not have any dissenters’ rights or appraisal rights in connection with the approval of the Charter Amendment.

AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT

On January 10, 2011, our board of directors and our Majority Holders approved an amendment to our certificate of incorporation to effect (i) a reverse split of all issued and outstanding shares of common stock at a ratio of one (1) share for every seventy-five (75) shares outstanding (the “Reverse Stock Split”), and (ii) a decrease in our authorized capital to 8,000,000 shares of common stock and 133,333 shares of preferred stock (the "Authorized Share Decrease").

Except for any changes as a result of the treatment of fractional shares, each stockholder of our company will hold the same percentage of common stock outstanding immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split.  The following table illustrates the effect the Reverse Stock Split and the Authorized Share Decrease will have on the Company’s outstanding common stock.

	Number of shares of common stock issued and outstanding		Number of shares of common stock authorized in Certificate of Incorporation	Number of shares of common stock authorized and reserved for issuance	Number of shares of common stock authorized but unreserved for issuance
Before Reverse Stock Split	344,569,652		600,000,000	102,166,958	153,263,390
After Reverse Stock Split and Increase in Authorized Shares	4,594,262	(1)	8,000,000	1,362,226	2,043,512

(1) The number of shares of common stock issued and outstanding after the Reverse Stock Split may be higher by an immaterial amount to account for the rounding up of fractional shares as discussed below.

Reasons for Adopting the Reverse Stock Split and Authorized Share Decrease

Our board of directors and our Majority Holders believe that the Reverse Stock Split is in the best interests of our company because the Reverse Stock Split will provide the capital structure that may facilitate further potential business and financing transactions and also increase the per share price of our outstanding common stock. We believe that if we are successful in maintaining a higher stock price, the stock will generate greater interest among professional investors and institutions. If we are successful in generating interest among such entities, we anticipate that our common stock would have greater liquidity and a stronger investor base.

The purpose of the Authorized Share Decrease is to reduce the Company's authorized capital stock proportionate to the Reverse Stock Split and to reduce the Company's Delaware Annual Franchise Tax, which is in part based upon the number of authorized shares. By reducing the Company’s number of authorized shares, the Company will reduce its Delaware Franchise taxes in the future years.

Certain Risks Associated With the Reverse Stock Split and Authorized Share Decrease

There can be no assurance that the total market capitalization of the Company’s common stock after the proposed Reverse Stock Split will be equal to or greater than the market capitalization of the Company’s common stock before the Reverse Stock Split,  There also can be no assurance that the market price per share of our common stock after the Reverse Stock Split will rise or remain constant in proportion to the price increase for the shares of our common stock outstanding before the Reverse Stock Split.  There are no assurances that the Reverse Stock Split will increase liquidity in the trading of our common stock.

Fractional Shares

We will not issue fractional shares in connection with the Reverse Stock Split.  Any fractional shares of common stock resulting from the Reverse Stock Split will “round up” to the nearest whole number.  The rounding up of fractional shares will not have a material impact on any of our stockholders’ proportionate equity interest in the Company.  The rounding up of a fractional share will increase a stockholder’s proportional ownership in the Company by less than 0.00001%.

Accounting Matters

The Reverse Stock Split will not affect the par value of our common stock. As a result, as of the effective time of the Reverse Stock Split, the stated capital on our balance sheet attributable to our common stock will be increased proportionately based on the Reverse Stock Split ratio and the additional paid-in capital account will be credited with the amount by which the stated capital is increased. The per share net income or loss and net book value of our common stock will be affected because there will be a fewer number shares of our common stock outstanding.

Procedure for Effecting the Reverse Stock Split

Upon effectiveness of the Reverse Stock Split, the shares of our common stock outstanding at that time (the “Old Shares”) will automatically be converted on the effective date at the applicable Reverse Stock Split ratio into new shares of common stock (the “New Shares”).

As of the effective date of the Reverse Stock Split, when implemented by our Board of Directors, each certificate representing shares of our Common Stock before the Reverse Stock Split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our Common Stock resulting from the Reverse Stock Split. If you hold your shares of common stock in a brokerage account or in "street name," you will not be required to take any further action. If you hold stock certificates, you will not have to exchange your existing stock certificates for new stock certificates reflecting the Reverse Stock Split. However, any stockholder desiring a new form of stock certificate may submit the existing stock certificate to our transfer agent for cancellation, and obtain a new form of certificate. The transfer agent may impose a reasonable fee for a voluntary exchange of certificates. Stockholders should not destroy any stock certificate.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the Reverse Stock Split.  The following does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Stock Split and is included for general information only.  Further, the following does not address any state, local or foreign income or other tax consequences.  Also, the following does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident alien individuals, broker-dealers and tax-exempt entities.

The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with a tax advisor with respect to the tax consequences of the Reverse Stock Split.

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of Old Shares for New Shares pursuant to the Reverse Stock Split.  The aggregate tax basis of the New Shares received in the Reverse Stock Split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the Old Shares exchanged therefor. The stockholder’s holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the Reverse Stock Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2010 for:

•	each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

The information in the following table has been presented in accordance with the rules of the Securities and Exchange Commission, which provide that beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any options, warrants or other rights.  Shares subject to options, warrants or other rights are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Except as indicated below and under applicable community property laws, we believe that the beneficial owners identified in this table have sole voting and investment power with respect to all shares beneficially owned by such beneficial owner.

Percentage of beneficial ownership is based on  344,569,652  shares of common stock outstanding as of December 31, 2010.

Information with respect to beneficial ownership has been furnished by each director, executive officer or five percent or more stockholder, as the case may be.

Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Stockholders:
Hale Capital Partners, LP (1)	191,667,802	55.6%
Hale Fund Management LLC (2)	95,833,901	27.8%

Named Executive Officers and Directors:
Steven J. Davis (3)	665,000	**
Charles Hale (4)	--	**
Martin Hale, Jr. (1)(2)	287,501,703	83.4%
Douglas N. Johnson (5)	5,600,358	1.6%
J. Paul Quinn (6)	2,018,827	**
David A. Rane (7)	550,000	**

All Executive Officers and Directors as a group (6 persons)	296,335,888	85.0%

*
Each stockholder may be contacted at our corporate offices unless otherwise indicated in the footnotes below.  The address of our corporate offices is 11201 SE 8th Street, Suite 200, Bellevue, WA 98004.

**	Less than one percent.

(1)
Consists of 191,667,802 shares of common stock held by HCP-TELA, LLC (“HCPT”). Hale Capital Partners, LP, a Delaware limited partnership (“HCP”), is the managing member of HCPT. Hale Fund Partners, LLC, a Delaware limited liability company (“HFP”), is the general partner of HCP. Martin M. Hale, Jr., an individual, is the managing member and sole owner of HFP, and as such, has the power to direct the vote and disposition of these shares. Mr. Hale and each of the foregoing entities, other than HCPT, solely with respect to the common stock deemed beneficially owned by them respectively, disclaims ownership of all shares held by HCPT. This stockholder’s address is 570 Lexington Avenue, 49th Floor, New York, NY 10022.

(2)
Consists of 41,071,672 shares of common stock held by EREF-TELA, LLC (“EREF”) and 54,762,229 shares of common stock held by CBG-TELA, LLC (“CBG”). Hale Fund Management, LLC, a Delaware limited liability company (“HFM”), is the manager of each of EREF and CBG. Martin M. Hale, Jr., an individual, is the chief executive officer and sole owner of HFM, and as such, has the power to direct the vote and disposition of these shares. Mr. Hale and each of the foregoing entities, other than EREF and CBG solely with respect to the common stock deemed beneficially owned by them respectively, disclaims ownership of all shares held by EREF and CBG. This stockholder’s address is 570 Lexington Avenue, 49th Floor, New York, NY 10022.

(3)	Consists of 265,000 shares of common stock as to which Mr. Davis has shared voting and investment power and 400,000 shares of common stock issuable upon the exercise of stock options.

(4)
Excludes shares held by CBG. Mr. C. Hale is the investment advisor to the Charles Hale Family 2009 Irrevocable Trust (the "Trust"). The Trust is a member of CBG, holding 25% of the membership units of CBG. See footnote 1 above for information regarding the holdings of our shares by CBG. HFM is the sole manager of CBG. Neither Mr. C. Hale nor the Trust has the power to vote or dispose of, or the power to direct the voting or disposition of, the shares owned by CBG, however, HFM is required to obtain the prior written consent of the members of CBG before disposing of the shares owned by CBG. While the members of CBG have the right to reject a decision concerning the disposition of securities held by CBG, including our shares, the Trust's ownership interest in CBG is not sufficient for the Trust to reject a dispositive decision on its own. Mr. C. Hale therefore disclaims beneficial ownership of the shares held by CBG.

(5)
Consists of 2,900,358 shares of common stock and 2,700,000 shares of common stock issuable upon the exercise of stock options. Excludes 18,030,915 shares of common stock issuable upon the exercise of performance based stock options that did not have a reasonable likelihood of vesting within 60 days of December 31, 2010.

(6)
Consists of 1,243,827 shares of common stock and 775,000 shares of common stock issuable upon the exercise of stock options. Excludes 5,769,893 shares of common stock issuable upon the exercise of performance based stock options that did not have a reasonable likelihood of vesting within 60 days of December 31, 2010.

(7)	Consists of 150,000 shares of common stock and 400,000 shares of common stock issuable upon the exercise of stock options.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 600,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value.

On January 10, 2011, our board of directors and our stockholders, acting by written consent, approved the Charter Amendment to decrease our authorized number of shares of common stock from 600,000,000 to 8,000,000 and to decrease our authorized number of shares of preferred stock from 10,000,000 to 133,333.  We expect to file the Charter Amendment with the Delaware Secretary of State, and thereby such amendment becoming effective, promptly following the lapse of the 20 calendar day period following the mailing of a definitive information statement to our stockholders.

Our preferred stock may be divided into such number or series as our board of directors may determine.  Our board of directors is authorized to determine and alter the rights, preferences and privileges granted to and imposed upon any wholly unissued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock.  Our board of directors, within the limits and restrictions stated in any resolutions of our board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.  The following summary is qualified in its entirety by reference to our certificate of incorporation, certificate of designation and bylaws, copies of which are filed as exhibits to our previous filings with the Securities and Exchange Commission and are incorporated herein by this reference.

Common Stock

As of December 31, 2010, there were  344,569,652  shares of our common stock outstanding that were held of record by approximately 114 stockholders.  Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.  The common stock has no preemptive, conversion or other rights to subscribe for additional securities.  There are no redemption or sinking fund provisions applicable to the common stock.  The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. In addition, we are restricted from paying any dividends on our common stock under the terms of our outstanding Senior Secured Notes dated July 2, 2010. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, any contractual restrictions, future prospects, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits, and such other factors as our board of directors may deem appropriate.

We have reserved, without giving effect to the Reverse Stock Split, an aggregate of 102,166,958 shares of common stock for issuance pursuant to the terms of our incentive plans and for outstanding securities that are exercisable for, convertible into or exchangeable for shares of our common stock.

Preferred Stock

As of December 31, 2010, we had no shares of preferred stock outstanding.

Provisions of Delaware Law and our Certificate of Incorporation and Bylaws with Anti-Takeover Implications

Certain provisions of Delaware law, our certificate of incorporation and bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us.  These provisions, which are summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids.  These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.  We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner or the corporation opts out of Section 203 as described below.  The term “business combination” generally includes, among other things, (a) any merger or consolidation, (b) an asset transfer, (c) a stock issuance or transfer that increases the interested stockholder’s proportionate share, (d) any other transaction that increases the interested stockholder’s proportionate share, and (e) any receipt by the interested stockholder of financial benefits provided by or through the corporation.  The term “interested stockholder” includes, with certain exceptions, a person or entity that owns 15% or more of the corporation’s voting stock, or an affiliate or associate of the corporation that owned 15% or more of the corporation’s voting stock at any time during the three years prior to the determination of interested stockholder status.  Section 203 prohibits a business combination between a corporation and an interested stockholder unless one of the following is true:

•
before the stockholder became an interested stockholder, the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, not counting shares owned by persons who are directors and also officers, and, in some instances, shares owned by employee stock plans; or

•
at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special stockholders meeting by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

A Delaware corporation may opt out of Section 203 with either an express provision in its original certificate of incorporation or an amendment to its certificate of incorporation or bylaws approved by its stockholders by the affirmative vote of a majority of shares entitled to vote.  We have not opted out, and do not currently intend to opt out, of Section 203.  This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and Bylaw Provisions

The provisions of our certificate of incorporation and our bylaws described below could discourage potential acquisition proposals for our company and could delay or prevent a change of control of our company.  These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company.  These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal.  These provisions also are intended to discourage certain tactics that may be used in proxy fights.  However, such provisions could have the effect of discouraging others from making tender offers for our common stock and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts.  Such provisions also may have the effect of preventing changes in our management.

Special Meetings of Stockholders

Special meetings of stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by our president and shall be called by our president or secretary at the request in writing of a majority of our board of directors, or at the request in writing of stockholders owning a majority in amount of our entire capital stock issued and outstanding and entitled to vote.  Because stockholders that do not own a majority in amount of our entire capital stock issued and outstanding and entitled to vote do not have the right to call a special meeting, a stockholder generally can not force stockholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of stockholders prior to the time our president or a majority of our board of directors believes the matter should be considered or until the next annual meeting.  The restriction on the ability of stockholders to call a special meeting means that a proposal to replace board members also can be delayed until the next annual meeting.

Blank-Check Preferred Stock

Our board of directors is authorized to issue, without any further vote or action by our stockholders, up to 10,000,000 shares of preferred stock (133,333 shares after the Authorized Share Decrease) in one or more series.  As a result, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for our common stockholders or otherwise be in their best interest.

Limitations of Director Liability and Indemnification Directors, Officers and Employees

As permitted by the DGCL, provisions in our certificate of incorporation limit or eliminate the personal liability of our directors.  Consequently, directors will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or
•	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not alter director liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission.

Our bylaws require us to indemnify our directors, officers, employees and agents to the extent permitted by Delaware law and we have entered into separate indemnification agreements with each of our directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.  We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted.  We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

DELIVERY OF DOCUMENTS TO
MULTIPLE STOCKHOLDERS SHARING AN ADDRESS

Some banks, brokers and other nominee record holders participate in the practice of “householding”. This means that only one copy of this Information Statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of this Information Statement to any stockholder upon written or oral request. To make such a request, please contact us at Telanetix, Inc., Corporate Secretary; 11201 SE 8th St. Suite #200, Bellevue, Washington 98004 or call us at 206-621-3500. Any stockholder who wants to receive separate copies of any future annual report, proxy statement or information statement, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact his or her bank, broker, or other nominee record holder, or he or she may contact us at the above address and phone number.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we are required to file periodic reports and other information with the Securities and Exchange Commission. The reports and other information filed by us with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission as described below.

You may copy and inspect any materials that we file with the Securities and Exchange Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the operation of the public reference rooms. The Securities and Exchange Commission also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the Securities and Exchange Commission. Additionally, we make these filings available, free of charge, on our website at www.telanetix.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the Securities and Exchange Commission. The information on our website is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our common stock.

As a matter of regulatory compliance, we are furnishing you this Information Statement which describes the purpose and effect of the approval of the amendment to the certificate of incorporation to effect a reverse stock split.  Your consent to the approval of the amendment to the certificate of incorporation is not required and is not being solicited in connection with this action.  This Information Statement is intended to provide our stockholders with information required by the rules and regulations of the Securities Exchange Act of 1934, as amended, and Section 228 of the Delaware General Corporation Law.

By order of the Board of Directors:

Douglas N. Johnson
Chief Executive Officer and Director

January [•], 2011

EXHIBIT A

STATE OF DELAWARE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TELANETIX, INC.

Telanetix, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A.           The present name of the corporation is Telanetix, Inc. (this “Corporation”).

B.           The original certificate of incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on January 4, 2006.  That original certificate of incorporation was amended by a certificate of amendment of the certificate of incorporation filed with the Secretary of State of the State of Delaware on June 23, 2009 and a certificate of amendment of the certificate of incorporation filed with the Secretary of State of the State of Delaware on September 2, 2010.

C.           This Amended and Restated Certificate of Incorporation has been duly approved by the board of directors of this Corporation.

D.           This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

E.           This Amended and Restated Certificate of Incorporation shall become effective in accordance with the General Corporation Law of the State of Delaware upon its filing with the Secretary of State of the State of Delaware.

F.           The certificate of incorporation of this Corporation, as heretofore in effect, is hereby amended and restated to read as follows:

FIRST: The name of this Corporation shall be:  Telanetix, Inc.

SECOND: Its registered office in the State of Delaware is to be located at 16192 Coastal Highway, Lewes, DE 19958, County of Sussex and its registered agent at such address is Harvard Business Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:   (a)           The Corporation is authorized to issue a total of Eight Million One Hundred Thirty-three Thousand Three Hundred Thirty-three (8,133,333) shares of stock.  Eight Million (8,000,000) shares shall be designated “Common Stock” with a par value of $0.0001 per share and One Hundred Thirty-three Thousand Three Hundred Thirty-three (133,333) shares shall be designated “Preferred Stock” with a par value of $0.0001 per share. Upon filing of this Amended and Restated Certificate of Incorporation with the Secretary of State a 1 for 75 reverse split of the outstanding shares of common stock shall be effectuated, wherein the holders of the issued and outstanding shares of common stock shall receive one share of common stock of the Corporation for each 75 shares of common stock of the Corporation such holder holds with fractional shares resulting from such reverse split to be rounded up to the nearest whole share.

(b)           The Preferred Stock may be divided into such number or series as the Board of Directors may determine.  The Board of Directors is authorized to determine and alter the rights, preferences and privileges granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock.  The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

SIXTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the directors’ duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, has executed, signed and acknowledged this certificate of incorporation this __ day of _________ 2011.

Douglas N. Johnson
Chief Executive Officer